EXHIBIT 11

                COMPUTATION OF EARNINGS PER SHARE

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                                                               Exhibit 11

                     THE BLACK & DECKER CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE

              (Millions of dollars, except per share data)


                                          For Three Months Ended
                                           ----------------------

                                    April 3, 1994        April 4, 1993
                                     -----------------     -----------------
                                            Per                     Per
                                 Amount      Share         Amount      Share
                                 ------      -----         ------      -----
Primary:
- -------

Average shares outstanding        83.9                 83.4

Dilutive stock options and
  purchase plans--based on the
  Treasury stock method using
  the average market price       (Note 2)            (Note 1)
                                       --------      --------

Adjusted shares outstanding       83.9                 83.4
                                 =====               ======


Net earnings                     $14.6               $(15.3)


Less preferred stock dividend      3.0                  3.0
                                 -----               ------

Net earnings attributable to
  common stock                   $11.6     $.14      $(18.3)     $(.22)
                                 =====     ====      ======      =====



Fully Diluted:  (Note 3)
- -------------

Average shares outstanding        83.9                 83.4

Dilutive stock options and
  purchase plans--based on the
  Treasury stock method using
  the average market price       (Note 2)            (Note 1)
                                 --------            --------

Adjusted shares outstanding       83.9                 83.4

Average shares assumed to be
  converted through convertible
  preferred stock                  6.4                  6.4
                                 -----               ------

Fully diluted average
  shares outstanding              90.3                 89.8
                                 -----               ------


Net earnings                     $14.6     $.16      $(15.3)     $(.17)
                                 =====     ====      ======      =====

Notes:  1.  Stock options and purchase plans are anti-dilutive and, therefore, are not presented here.

        2.  Dilutive effect of common stock equivalents is less than 3% for the three-
            month periods ended April 3, 1994, and April 4, 1993, and has not been shown.

        3.  The calculation of fully diluted earnings per share is anti-dilutive and, therefore, is not presented in the financial statements.
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